Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the   20   day of May     , 2021.

BETWEEN:

Globally Local Ltd., a corporation incorporated under the laws of Ontario (hereinafter referred to as the “Corporation”)

- and -

Ted Sehl an individual residing in the Province of Ontario (hereinafter referred to as the “Executive”)

WHEREAS The Executive wishes to be employed by the Corporation;

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained, and the provisions in Articles 9, 10 and 11 hereof which contemplate a severance payment, a salary continuance payment, or the continuance of insurance benefits to the Executive in certain circumstances, all of which represent a substantial benefit to the Executive over and above the existing terms of the Executive’s employment with the Corporation, and in consideration of the obligations of the Executive under Articles 12 and 13 hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following terms shall have the following meanings:

(a)	“Act” means Ontario Business Corporations Act, as amended;

(b)	“Agreement” means this Executive Employment Agreement;

(c)	“Annual Bonus” has the meaning ascribed to such term in Article 6;

(d)	“Base Salary” has the meaning ascribed to such term in Article 5;

(e)	“Benefits” has the meaning ascribed to such terms on Article 7;

(f)	“Board” or “Board of Directors” means the board of directors of the Corporation;

(g)	“Business” means the ongoing operations of Globally Local Ltd.;

(h)	“Cause” means any willful and gross misconduct by the Executive in relation to the performance of his or her duties under this Agreement, any gross neglect by the Executive of his or her duties under this Agreement and any other act or omission that would constitute just cause for termination of employment without compensation under the common law;

(i)	“Change of Control” shall mean any one or more of the following:

(i)	the acquisition (for consideration, deemed or otherwise) of:

(i)	Shares; and/or

(ii)	securities convertible into, exercisable for or carrying the right to purchase Shares (“Convertible Securities”),

as a result of which a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Act with any such person, group of persons or any of such persons (collectively “Acquirors”), other than a person who is listed on the share registry of the Corporation as a holder of Common Shares, beneficially own Shares or Convertible Securities such that, assuming only the conversion or exercise of Convertible Securities beneficially owned by the Acquirors, the Acquirors would beneficially own Shares which would entitle them to cast more than 50% of the votes attaching to all Shares;

(ii)	approval by the shareholders of the Corporation of an amalgamation, arrangement, merger or other consolidation of the Corporation with another corporation pursuant to which the shareholders of the Corporation immediately prior thereto do not immediately thereafter own shares of the successor continuing corporation which entitle them to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing corporation which may be cast to elect directors of that corporation;

(iii)	a liquidation, dissolution or winding-up of the Corporation;

(iv)	a sale, lease or other disposition of all or substantially all of the assets of the Corporation; or

(v)	any other circumstance in which the composition of the Board is altered such that the majority of the Board is not constituted by the members of the Board as at the date of this Agreement;

(j)	“Company Property” includes any materials, tools, equipment, devices, records, files, data, tapes, computer programs, computer disks, software, communications, letters, proposals, memoranda, lists, drawings, blueprints, correspondence, specifications or any other documents or property belonging to the Corporation or any Related Corporation;

(k)	“Confidential Information” means any information of a confidential nature which relates to the Business or business of any Related Corporation, including, without limiting the generality of the foregoing: design and manufacturing information; trade secrets; technical information; marketing strategies; sales and pricing policies; financial information; accounting records; employee information; business, marketing and technical plans; information relating to the Corporation's business methods, operations and techniques; research and development information; intellectual property; industrial designs; computer programs; software; lists of suppliers or other supplier information; and lists of present and prospective customer of the Corporation and other customer information; notwithstanding the foregoing, Confidential Information shall not include any information:

(i)	which is or becomes public knowledge through no fault of the Executive (but only after the information becomes public knowledge);

(ii)	is independently developed by the Executive outside the scope of the Executive’s duties to the Corporation; or

(iii)	is or becomes lawfully available to the Executive from a source other than the Corporation;

(l)	“Constructive Dismissal” means, unless consented to in writing by the Executive, any action which constitutes constructive dismissal of the Executive including, without limiting the generality of the foregoing: (i) a material decrease in the title, position, responsibility or powers of the Executive; (ii) a requirement to relocate to another city, province, or country; or (iii) any material reduction in the value of the Executive's benefits, salary, plans and programs, except where are all senior executives of the Corporation are subject to relatively similar reductions in such;

(m)	“Notice” means any notice given by one party to the other party in accordance with Article 10;

(n)	“Permanent Disability” means a mental or physical disability whereby the Executive:

(i)	is unable, due to illness, disease, mental or physical disability or similar cause, to fulfill his or her obligations as an employee or officer of the Corporation for any consecutive twelve (12) month period, or for any period of eighteen (18) or more months (whether consecutive or not) in any consecutive twenty-four (24) month period; or

(ii)	is declared by a Court of competent jurisdiction to be mentally incompetent or incapable of managing his or her affairs.

(o)	“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator or legal representative, and “Persons” means a group of more than one Person;

(p)	“Related Corporation” means a subsidiary or affiliate of the Corporation, or a Person controlled by the Corporation;

(q)	“Shares” means the voting shares of Globally Local Ltd. and any other shares of Globally Local Ltd. which have the right to vote in respect of the Board; and

(r)	“Termination Date” means the date of termination of the Executive’s employment with the Corporation, without regard to any statutory, common law or contractual notice period following termination of employment, and without regard to whether the Executive is entitled to receive notice, pay in lieu of notice or any other compensation for the loss of his or her employment, or whether the Executive is terminated without cause.

1.2           The headings in this Agreement are inserted for convenience and ease of reference only, and shall not affect the construction or interpretation of this Agreement.

1.3           All words in this Agreement importing the singular number include the plural, and vice versa. All words importing gender include the masculine, feminine and neuter genders.

1.4	All monetary amounts are in Canadian dollars.

ARTICLE 2
EMPLOYMENT OF EXECUTIVE

2.1           The Corporation agrees to employ the Executive in accordance with the terms and conditions of this Agreement, and the Executive agrees to accept such employment.

2.2           The parties hereto agree that the relationship between the Corporation and the Executive is that of employer and employee.

ARTICLE 3
TERM OF AGREEMENT

3.1           Subject to the terms and conditions of this Agreement, the Corporation agrees to employ the Executive in the capacity of, Chief Financial Officer, continuing indefinitely until terminated by the Corporation or the Executive in accordance with this Agreement.

3.2           Other than as expressly provided for herein, his Agreement replaces and supersedes any prior employment agreement between the Executive and the Corporation.

ARTICLE 4
DUTIES OF EXECUTIVE

4.1	The Executive shall, during the term of this Agreement:

(a)	perform the duties and responsibilities of the Chief Financial Officer, including all those duties and responsibilities customarily performed by a person holding the same or an equivalent position in corporations of a similar size to the Corporation, in a similar Business to that of the Corporation in Canada, all in accordance with the policies, procedures and rules established and amended by the Corporation at its discretion from time to time; and

(b)	devote a material portion of his working attention, efforts and skill to the performance of his employment duties and responsibilities as set out herein, and truly and faithfully serve the best interests of the Corporation at all times.

ARTICLE 5
BASE SALARY

5.1           During the term of this Agreement, the Corporation shall pay to the Executive a salary of $200,000 per annum (the “Base Salary”), less required statutory deductions, payable in equal semi-monthly installments or otherwise as determined by the Corporation. The Executive’s Base Salary will be reviewed by the Corporation from time to time, and may be increased at the sole discretion of the Corporation.

ARTICLE 6
INCENTIVE COMPENSATION

6.1           The Executive shall be eligible to receive an annual incentive bonus as determined by the Board (the “Annual Bonus”), on such terms and in such amount as may be determined by the Corporation in its sole and absolute discretion.

6.2           The Executive shall be eligible to participate in the Stock Option Plan (the “Option Plan”) of the Corporation in accordance with the terms and conditions thereof, in such amount and subject to such additional terms as the Board may determine at its sole and absolute discretion from time to time. Any grants by the Corporation to the Executive under the Option Plan prior to the date of this Agreement shall continue in effect in accordance with their terms.

6.3	The executive shall be eligible to receive a contribution of $75 per month towards a cell phone plan.

ARTICLE 7
BENEFITS AND EXPENSES

7.1           The Executive shall be entitled to participate in all of the employment benefits provided by the Corporation for its employees (the “Benefits”), subject to the terms and conditions of the applicable benefit plans established by the Corporation, as may be amended by the Corporation at its sole discretion from time to time.

7.2           In addition, the Executive shall be entitled to participate in such other plans as may be adopted by the Corporation for all employees, as amended from time to time.

7.3          The Corporation shall reimburse the Executive for all reasonable out-of-pocket expenses incurred in the performance of the Executive’s employment duties and in accordance with the applicable policies and guidelines of the Corporation. All payments or reimbursements of expenses shall be subject to the submission by the Executive of appropriate vouchers, bills and receipts, and to prior verification by the Corporation.

ARTICLE 8
VACATION

8.1           The Executive shall be entitled to an annual paid vacation of five weeks. Vacation may be taken at such times as the Corporation agrees to, acting reasonably. Vacation entitlement shall be calculated by reference to the calendar year.

ARTICLE 9
TERMINATION BY CORPORATION

9.1           The Corporation shall be entitled to terminate this Agreement and the Executive's employment at any time, for any reason in the absence of Cause, in which case the Executive shall be entitled to receive compensation as follows:

(a)	all Salary earned, but not yet paid, up to the last day actually worked by the Executive (the “Termination Date”), as well as all vacation pay due and owing as of the Termination Date;

(b)	any accrued but unpaid Annual Bonuses; and

(c)	a retiring allowance equal to $100,000 plus the annual average of any Annual Bonus amounts over the previous two (2) years.

The above amounts will be paid within fifteen (15) days of the Termination Date. Payment of this amount shall represent full and final settlement of any claims by the Executive against the Corporation or any Related Corporation, arising out of or in any way connected to the Executive's employment, or the termination of such employment, whether at common law or under the provision of any statute or regulation, or pursuant to the terms of any agreement between the parties, with the sole exception of any right of the Employee to indemnification or insurance under this Agreement.

9.2	Payment of the amounts set out in Section 9.1 shall be subject to the following terms and conditions:

(a)	the prior execution by the Executive of a release in favour of the Corporation on terms acceptable to the Corporation, acting reasonably; and

(b)	any withholdings required by law to be made by the Corporation.

9.3          If the Executive’s employment is terminated for any reason in the absence of Cause within six (6) months following a Change of Control, the Executive shall be entitled to the payments in accordance with Sections 9.1(a), (b) and (c), and the immediate vesting of any unvested securities under the Option Plan granted to the Executive prior to the Change in Control.

9.4           The Corporation shall be entitled to terminate this Agreement and the Executive’s employment with the Corporation at any time, without notice, pay in lieu of notice or any other form of severance or termination pay, for Cause.

9.5           Notwithstanding any other term or provision of this Article 9, upon termination of the Executive’s employment by the Corporation for any reason, the Executive shall receive any Base Salary and Benefits earned up to the Termination Date.

ARTICLE 10
TERMINATION BY EXECUTIVE

10.1          The Executive may terminate this Agreement and voluntarily resign from the Executive’s employment with the Corporation by providing thirty (30) days’ prior written Notice to the Corporation. Upon voluntary resignation by the Executive pursuant to this Section 10.1, the Executive shall not be entitled to receive any notice or pay in lieu of notice.

10.2         Notwithstanding any other term or provision of this Article 10, upon termination of the Executive’s employment by the Executive for any reason, the Executive shall receive any Base Salary and Benefits earned up to the Termination Date. The foregoing amount will be paid within seven (7) days of the Termination Date.

10.3         If the Executive is subject to Constructive Dismissal within six (6) months following a Change of Control, upon one (1) day’s prior written notice to the Corporation, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Corporation. If the Executive elects to terminate his or her employment and this Agreement in the event of Constructive Dismissal and a Change of Control in accordance with this section 10.3, the Executive shall be entitled to the payments in accordance with Sections 9.1(a), (b) and (c), and the immediate vesting of any unvested securities under the Option Plan granted to the Executive prior to the Change in Control.

ARTICLE 11

TERMINATION UPON DEATH OR PERMANENT DISABILITY

11.1         This Agreement shall automatically terminate upon the death of the Executive, in which case the Executive's estate shall be entitled to receive compensation as determined by the Corporation and in accordance with the requirements of the Act.

11.2         In the event that the Executive shall suffer a Permanent Disability, the Corporation may terminate this Agreement and the Executive’s employment by providing at least thirty (30) days’ prior written Notice to the Executive. Upon termination of the Executive’s employment pursuant to this Article 11.2, the Corporation shall have no further obligation to the Executive, with the exception that the Executive shall continue to be entitled to such insurance benefits as may be provided under any long term disability insurance plan.

ARTICLE 12

CONFIDENTIAL INFORMATION AND COMPANY PROPERTY

12.1         The Executive acknowledges and agrees that in performing the duties and responsibilities of his or her employment pursuant to this Agreement, the Executive will become knowledgeable with respect to a wide variety of Confidential Information which is the sole and exclusive property of the Corporation or its Related Corporations, the disclosure or misuse of which would cause irreparable harm to the Corporation or its Related Corporations. The Executive therefore agrees that during the term of this Agreement, and following the termination of the Executive's employment for any reason, the Executive shall treat confidentially all Confidential Information belonging to the Corporation or its Related Corporations, and shall not use or disclose the Confidential Information for any purpose other than the bona fide performance of the Executive's duties under this Agreement, except with the prior written consent of the Board, or as required by law.

12.2         The Executive further acknowledges and agrees that pursuant to the terms of this Agreement, the Executive will acquire Company Property which is and shall remain the sole and exclusive property of the Corporation. Upon termination of the Executive's employment and this Agreement for any reason, the Executive shall return to the Corporation all Company Property, together with any copies or reproductions thereof, which may have come into the Executive's possession during the course of or pursuant to this Agreement, and shall delete or destroy all computer files on the Executive's personal computer which may contain any Confidential Information belonging to the Corporation or its Related Corporations.

12.3         The Executive acknowledges and agrees the Corporation will suffer irreparable harm in the event that the Executive breaches any of the obligations under this Article 12, and that monetary damages would be difficult to quantify and maybe inadequate to compensate the Corporation for such a breach. Accordingly, the Executive agrees that in the event of a breach or a threatened breach by the Executive of any of the provisions of this Article 12, the Corporation shall be entitled to seek, in addition to any other rights, remedies or damages available to the Corporation at law or in equity, an interim and permanent injunction, in order to prevent or restrain any such breach or threatened breach by the Executive, without having to prove any damages or irreparable harm.

12.4         The Executive hereby agrees that all restrictions contained in this Article 12 are reasonable and necessary to protect the legitimate proprietary interests of the Corporation. If any covenant or provision of this Article 12 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.

12.5         The restrictions and obligations of the Executive under this Article 12 shall survive the termination of this Agreement for any reason.

ARTICLE 13
NON-SOLICITATION

13.1         The Executive covenants with the Corporation that the Executive shall not, for a period of twelve (12) months following the termination of employment by either party, induce any person who is an agent, salesperson, contractor, customer, supplier or dealer of or relating to the Corporation, as of the date of this Agreement, to engage in any business that competes with the Business or to leave, to stop selling to, stop buying from, or stop utilizing the services of the Corporation, or otherwise cease dealing with the Corporation.

13.2         The Executive shall not, for a period of twelve (12) months following the termination of employment by either party, on his own behalf or on behalf of or in connection with any other Person, either directly or indirectly, in any capacity whatsoever, solicit the employment or engagement of or otherwise entice away from the employment of the Corporation any individual who is employed by the Corporation in connection with the Business, whether or not such individual would commit any breach of his or her contract or terms of employment by leaving the employ of the Corporation.

ARTICLE 14
INDEMNIFICATION

14.1         Subject to the requirements of the Act, the Corporation shall indemnify and save harmless the Executive from and against any personal liability which the Executive incurs as a result of performing the Executive's employment duties on behalf of the Corporation, with the exception of the following:

(a)	any liability arising from the Executive's gross negligence, fraud or other act of willful misfeasance;

(b)	any liability that the Corporation is prohibited by law from assuming; and

(c)	any liability of the Executive to the Corporation arising from this Agreement or the Executive's employment with the Corporation.

ARTICLE 15
NOTICES

15.1         Any Notice required to be given hereunder may be provided by personal delivery, by registered mail or by email to the parties hereto at the following addresses:

To the Corporation:

Globally Local Ltd.

505 Consortium Court, London, ON, N6E 2S8

Attention: James McInnes

Email: james@globallylocal.ca

To the Executive:

At the address set out on the signature page hereof.

Any Notice, direction or other instrument shall, if delivered, be deemed to have been given and received on the business day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and if mailed shall be deemed to have been given and received on the fifth day following the date on which it was so mailed, and if sent by facsimile transmission shall be deemed to have been given and received on the next business day following the day it was sent.

15.2	Either party may change its address for Notice in the aforesaid manner.

ARTICLE 16
GENERAL

16.1         This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario, and the parties hereby attorn to the exclusive jurisdiction of the Ontario Courts, with the exception that the Corporation may enforce the obligations of the Executive under Articles 12, 13 and 14 hereof in any court at the sole discretion of the Corporation. Should any provision in this Agreement fail to comply with the requirements of the Ontario Employment Standards Code or the Ontario Human Rights Act, as amended, or any other applicable legislation, the Agreement shall be interpreted and construed in accordance with those statutory requirements.

16.2         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior agreements, undertakings, representations and negotiations pertaining to the subject matter of this Agreement. The parties agree that they have not relied upon any verbal statements representations, warranties or undertakings in order to enter into this Agreement.

16.3         This Agreement may not be amended or modified in any way except by written instrument signed by the parties hereto.

16.4         This Agreement shall ensure to the benefit of and be binding upon the parties hereto, together with their personal representatives, successors and permitted assigns.

16.5         This Agreement is a personal services agreement and may not be assigned by the Executive without the prior written consent of the Corporation. The Corporation may assign its rights and obligations under this Agreement to a Related Corporation at its sole discretion, upon Notice to the Executive.

16.6         The waiver by either party of any breach of the provisions of this Agreement shall not operate or be construed as a waiver by that party of any other breach of the same or any other provision of this Agreement.

16.7         Should any provision in this Agreement be found to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of the Agreement shall not be affected or impaired thereby in any way.

16.8         The failure of either party to require the performance of any term or condition of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent the subsequent enforcement of such term or any other term of the Agreement by that party, and shall not be deemed to be a waiver of any subsequent breach of the Agreement by the other party.

IN WITNESS WHEREOF the parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek independent legal advice prior to entering into this Agreement, and that they have executed this Agreement with full force and effect from the date first written above.

Globally Local Ltd.

Per:
Authorized Signatory

SIGNED, SEALED & DELIVERED
in the presence of:

Witness Signature	Ted Sehl

Print Name	Address for Service (including e-mail):
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